Exhibit 10.4

Agency Agreement between

OPTIMOTO LLC

And

China Global Lines Limited

To : OPTIMOTO LLC

ADDRESS: 688 110th Ave NE #S1704 Bellevue WA 98004 USA

Fm : China Global Lines Limited

ADDRESS: Unit 1805, 18/F., Tower 1, Ever Gain Plaza, 88 Container Port Road, Kwai Chung, N.T.

DATE:1st,Jan,2019

Agency Agreement

In order to clear the mutual understanding, we would like to summarize the basic co-operation agreement as below and would like to seek your written confirmation:

1. Scope

The co-operation agreement is bounded between OPTIMOTO LLC and China Global Lines Limited (hereafter refers to CGL) and her affiliates: CGL Flying Fish Logistics (Shanghai) Limited, her branches in China.

This agreement will effective from Ist,Jan,2019 and till further notice with each other. The agreement can cease only after min. of 2 months advance notice given to each party involved. Party who decides to leave this agreement are required to clean up all outstanding payments.

2. Responsibility

Both partners are to be the representative of each other in their area to perform their best service to customers and will not damage the image of the counter part as well as protect the interest of the counter part.

3. Cargo release restriction

All cargoes release should release against proper documentation includes :

a. Original Bills of lading issued by party in port of loading, or

b. bank guarantee for the shipment, or

c. against telex release instruction sent out by loading port

NO any other documents can be used to entitle the cargo unless received notice from loading port agent.

Should any failure to compile on these requirements, cargo releasing party will fully responsible for ALL liabilities.

4. Commercial Security

ALL commercial information including bills of lading, fax or email exchange should strictly keep in confidential way and will not be disclosed to third party in any circumstance.

5. Profit and loss

All shipments moved between CGL and OPTIMOTO LLC will apply profit sharing of 50/50 unless otherwise specify.

6. Credit Term

Both parties agreed to offer below credit for businesses carried out between both parties:

Credit Limit: USD200,000

Credit Term: 60 days

Any outstanding payments shall be settled within 1 moth after the termination of this agency agreement.

7. Accounting Procedure

All outstanding balance has to be clean up in monthly basic. Each party is to pay their own bank charges when remitting funds. The outstanding should keep under the credit limit as stipulated in Section 6 and immediate payment has to be arranged in case the outstanding balance has go over the credit limit or go beyond the credit period, as stipulated in Section 6, whichever is earlier.

8. AMENDMENT

The present contract of co-operation will be exclusively dealt with and ruled by the above reported and agreed terms and conditions. No other or different trading conditions, previously and/or eventually set by either party, even if known to the other, will apply. Any amendment or cancellation of articles in this agreement will be made exclusively by mutual agreement of the parties given beforehand by writing.

Please sign here below and fax by to us for filing.

OPTIMOTO LLD hereby confirms accept the above terms and conditions and will take up all liabilities in case of failure.

Authorized Signature and Chop
Mr./Ms Hemi Cha Designation: Managing Director
Date : 01/01/2019

China Global Lines Limited hereby confirm we agree the above the terms and conditions and will take up all liabilities in case of failure.

Authorized Signature and Chop
Byron Lee Managing Director
Date : 01/01/2019